Exhibit 99.1

Contact:	Brian R. Stone	FOR IMMEDIATE RELEASE
Chief Financial Officer
972-579-6000

BancTec Sells Japan Subsidiary

DALLAS, TX, December 2, 2002 — BancTec, Inc. (“BTI”) today announced that it has completed the sale of its Japanese subsidiary BancTec Japan (“BTJ”).  The sale involved two separate transactions: payment from the buyer, JAFCO MBO Co., Ltd., a subsidiary of JAFCO Co., Ltd., for the sale of 100% of the outstanding shares of BTJ, and a one-time, up-front payment from BTJ under certain distribution and licensing agreements.

Net proceeds from the transactions are estimated to aggregate $82.5 million.

Under the distribution and licensing agreements, BTJ will continue to supply BancTec products and services in its markets, and will continue to operate under the trade name “BancTec Japan”.

BancTec, Inc., a worldwide systems integration, manufacturing and services company, delivers solutions that transform complex data- and paper-intensive business processes using advanced imaging, workflow and e-business technologies. The company is also a leading provider of maintenance services for major computer companies, government and corporate customers. A Forbes 500 Top Private Company, BancTec employs more than 3,000 people and is headquartered in Dallas, Texas.   For more information, visit www.banctec.com.

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BancTec is a registered trademark of BancTec, Inc. All other trademarks are the property of their respective owners.